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                                                                 Exhibit 2.3


                                   [TECHTEAM]


                                  NEWS RELEASE
===============================================================================

FOR IMMEDIATE RELEASE-- FEBRUARY 12, 1998             International Provider of
-----------------------------------------             Computer Services


National TechTeam, Inc.
835 Mason Street, Suite 200
Dearborn, Michigan  48124                                    NASDAQ/NM - "TEAM"
                                                             ------------------

CONTACT:

NATIONAL TECHTEAM, INC.    NATIONAL TECHTEAM, INC.
William F. Coyro, Jr.          Lawrence A. Mills
Chief Executive Officer        Chief Financial Officer
(313) 277-2277                 (313) 277-2277

                   NATIONAL TECHTEAM, INC. ANNOUNCES CHANGE IN
                   -------------------------------------------
                CALL CENTER OEM PRODUCT SUPPORT BUSINESS STRATEGY
                -------------------------------------------------

           NATIONAL TECHTEAM, INC. ANNOUNCES STOCK REPURCHASE PROGRAM
           ----------------------------------------------------------

DEARBORN, MICHIGAN, February 12, 1998 ... NATIONAL TECHTEAM, INC., Nasdaq symbol ("TEAM") today announced that it will be pursuing the transition of certain OEM contracts to the recently announced joint venture with GENERAL ELECTRIC (the "Joint Venture"). In keeping with TechTeam's strategic focus on Corporate Help Desk solutions, TechTeam will seek to migrate some of its current OEM call center product support business to the Joint Venture in the near future. In addition, the OEM call center business conducted directly by the Company will be substantially reduced due to the expected termination of the two biggest of its eight contracts with its largest customer on March 31, 1998.

Additionally, TechTeam announced that its Board of Directors has authorized the repurchase of up to 1,500,000 shares of its common stock in the open market.

In making the announcement regarding the OEM contracts, TechTeam's Chairman and CEO, William F. Coyro, Jr. said, "While TechTeam remains very committed to the OEM and consumer market, we believe that our support for this market can best be achieved through the GE/TECHTEAM JOINT VENTURE where the strengths of both partners are combined. The Joint Venture is currently marketing product support solutions to several large OEM customers for In-Warranty services."

                                     -more-


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                                   [TECHTEAM]


                                  NEWS RELEASE
================================================================================

In announcing the stock repurchase program, Coyro stated, "The directors of TechTeam unanimously believe that at current price levels, National TechTeam's stock is undervalued. We believe this will be an excellent way for us to increase our earnings per share and let our shareholders and the business community know that management strongly believes in the Company and its future prospects." According to Mr. Coyro, unless expanded, renewed, or earlier completed, the repurchase program will terminate August 11, 1998. Under the Board's authorization, purchases will be made at prices deemed appropriate by the Company's Stock Repurchase Committee.

The foregoing contains forward-looking statements. The matters expressed in such statements are subject to numerous uncertainties and risks including but not limited to general economic conditions in the markets in which TechTeam operates, fluctuations in demand for computer related services and products, the ability of TechTeam to generate new business to replace the OEM contracts being transferred to GE TechTeam and that are terminating, and current expectations of TechTeam or its management. Should one or more of those uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described as forward- looking statements.

NATIONAL TECHTEAM, INC. is a leading provider of information technology outsourcing support services to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through two global units: (i) CALL CENTER SERVICES, which provides its clients with inbound telephone support for their computer product and end-users and (ii) CORPORATE COMPUTER SERVICES, which provides corporations with technical staffing (principally on-site help desk support), systems integration, instructor-led and computer-based training. National TechTeam is traded under the symbol "TEAM".

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